EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Form S-1

(Form Type)

Med-X, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Other	Units, consisting of one share of common stock, par value $0.001 per share, and one warrant to purchase one share of common stock	Rule 457(o)	-	-	$6,612,500	$0.0001476	$976.01
	Equity	Common stock, included in the Units(2)	457(o)	-	-	-	-	-
		Warrants to purchase shares of common stock, included in the units(3)(4)	Rule 457(g)	-	-	-	-	-(5)
	Equity	Common stock issuable upon exercise of the warrants, included in the Units(2)	457(o)	-	-	$6,612,500	$0.0001476	$976.01
	Equity	Representative Warrants(3)	457(g)	-	-	-	-	-
	Equity	Common Stock issuable upon exercise of the representative warrants (6)	457(o)			$431,281.25	$0.00014760	$61.00
Fees Previously Paid	—	—	—	—	—	—	—	$1,385.87
	Total Offering Amounts					$13,656,281.20		$2,013.02
	Total Fees Previously Paid							$1,385.87
	Total Fee Offsets							$0
	Net Fees Due							$627.15

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416 under the Securities Act, the shares of common stock, par value $0.001 per share of the registrant (“Common Stock”), registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Includes shares of common stock that may be purchased by the Maxim Group LLC, the representative of the underwriters in this offering (the “Representative”), pursuant to its over-allotment option.
(3)	No separate registration fee is required in accordance with Rule 457(g) under the Securities Act.
(4)	Includes warrants to purchase shares of common stock, which may be issued upon exercise of a 45-day option granted to the Representative, to cover over-allotments, if any.
(5)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The exercise price of the warrants, which are included in the units, is equal to 100% of the initial public offering price of the Units offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of shares of common stock exercisable pursuant to the warrants is $6,612,500.

(6)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The registrant has agreed to issue to Representative or its designees warrants (the “Representative’s Warrants”), entitling the Representative to purchase equal to 5% of the number of shares of Common Stock sold in this offering, plus any shares of Common Stock sold upon exercise of the Representative’s over-allotment option. The exercise price of the Representative’s Warrants is equal to 125% of the initial public offering price of the shares of Common Stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of such warrants is $413,281.25, which is equal to 125% of $330,625 (5% of the proposed maximum aggregate offering price of $6,612,500).